Exhibit 5.1

THOMPSON & KNIGHT LLP

AUSTIN
ATTORNEYS AND COUNSELORS	DALLAS
FORT WORTH
ONE ARTS PLAZA	HOUSTON
1722 ROUTH STREET ● SUITE 1500	LOS ANGELES
DALLAS, TEXAS 75201-2533	NEW YORK
(214) 969-1700
FAX (214) 969-1751
www.tklaw.com	ALGIERS
LONDON
MEXICO CITY
MONTERREY
PARIS

May 11, 2016

Rex Energy Corporation

366 Walker Drive

State College, Pennsylvania 16801

Re:	Registration Statement on Form S-4 for Exchange of Outstanding Notes for Notes to be Registered under the Securities Act of 1933

Ladies and Gentlemen:

We have acted as special counsel for you, a Delaware corporation, in connection with the your offer (the “Exchange Offer”) to exchange your 1.00%/8.00% Senior Secured Second Lien Notes due 2020 (the “Exchange Notes”) in the aggregate principal amount of $631,458,573 to be registered under the Securities Act of 1933, as amended (the “Securities Act”), for your outstanding 1.00%/8.00% Senior Secured Second Lien Notes due 2020 (the “Outstanding Notes”) in the same aggregate principal amount. The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to the Indenture dated as of March 31, 2016 (the “Indenture”) among you, the Subsidiary Guarantors (as defined below) and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”). The Exchange Notes will be guaranteed pursuant to Article Ten of the Indenture (the “Subsidiary Guarantees”) on a joint and several basis by the Subsidiary Guarantors, which are also listed as co-registrants in the Company’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) for the registration of the Exchange Notes and the Subsidiary Guarantees under the Securities Act (such registration statement, as amended as of the time it becomes effective, being the “Registration Statement”).

In this opinion letter, Rex Energy Operating Corp., a Delaware corporation; PennTex Resources Illinois, Inc., a Delaware corporation; Rex Energy I, LLC, a Delaware limited liability company; Rex Energy IV, LLC, a Delaware limited liability company; and R.E. Gas Development, LLC, a Delaware limited liability company, are referred to as the “Subsidiary Guarantors”.

In connection with this opinion letter, we have examined original counterparts or copies of original counterparts of the following documents:

Rex Energy Corporation

May 11, 2016

(a)	The Indenture (including the Subsidiary Guarantees contained therein).

(b)	The form of the Exchange Notes.

(c)	The Registration Statement.

We have also examined originals or copies of such other records of the Subsidiary Guarantors and you, certificates of public officials and of officers or other representatives of the Subsidiary Guarantors and you and agreements and other documents as we have deemed necessary, subject to the assumptions set forth below, as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed:

(i) The genuineness of all signatures.

(ii) The authenticity of the originals of the documents submitted to us.

(iii) The conformity to authentic originals of any documents submitted to us as copies.

(iv) As to matters of fact, representations and statements made in certificates of public officials and officers or other representatives of the Subsidiary Guarantors and you.

(v) That the Indenture constitutes the valid, binding and enforceable obligation of the Trustee.

(vi) That the execution, delivery and performance by you of the Exchange Notes and by the Subsidiary Guarantors of the Subsidiary Guarantees do not:

(A) except with respect to Applicable Laws, violate any law, rule or regulation applicable to it, or

(B) result in any conflict with or breach of any agreement or document binding on it of which any holder of the Exchange Notes has knowledge, has received notice or has reason to know.

We have not independently established the validity of the foregoing assumptions.

As used herein, “Applicable Laws” means the laws, rules and regulations of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act (including in each case all applicable provisions of the constitution of each such jurisdiction and reported judicial decisions interpreting such laws, rules and regulations).

Based upon the foregoing, and subject to the qualifications and limitations herein set forth, we are of the opinion that:

Rex Energy Corporation

May 11, 2016

1. The Exchange Notes will, when duly executed, authenticated, issued and delivered in accordance with the provisions of the Exchange Offer and the Indenture, constitute your legal, valid and binding obligations, enforceable against you in accordance with the terms thereof.

2. The Subsidiary Guarantees will, when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Exchange Offer and the Indenture, constitute the legal, valid and binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with the terms thereof.

The opinions set forth above are subject to the following qualifications and exceptions:

(a) Our opinions are limited to Applicable Laws, and we do not express any opinion herein concerning any other laws.

(b) Our opinions are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium or similar laws affecting the rights and remedies of creditors generally.

(c) Our opinions are subject to general principles of equity exercisable in the discretion of a court (including without limitation obligations and standards of good faith, fair dealing, materiality and reasonableness and defenses relating to unconscionability or to impracticability or impossibility of performance).

(d) We express no opinion with respect to any waiver of defenses by a Subsidiary Guarantor in the Subsidiary Guarantees.

This opinion letter is rendered to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion letter has been prepared, and is to be understood, in accordance with customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind, is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the Securities Act, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

Rex Energy Corporation

May 11, 2016

We consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement, and in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act or the rules and regulations of the SEC promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the related rules and regulations of the SEC promulgated thereunder.

Respectfully submitted,

/s/ Thompson & Knight LLP

JWH/CCS/MA

RHS